Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Banco Bilbao Vizcaya Argentaria, S.A. for the registration of ordinary shares, American Depositary Shares (each representing one ordinary share, commonly referred to as ADSs), rights to subscribe for ordinary shares (including ordinary shares represented by ADSs), senior preferred debt securities, senior non-preferred debt securities, subordinated debt securities and contingent convertible preferred securities and to the incorporation by reference therein of our reports dated February 21, 2025, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A., and the effectiveness of internal control over financial reporting of Banco Bilbao Vizcaya Argentaria, S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.

Madrid, Spain

July 31, 2025